Exhibit 7.04
JOINDER TO JOINT FILING AGREEMENT
     The undersigned acknowledges and agrees (i) to be bound by that certain Joint Filing Agreement, dated as of November 3, 2009, executed in connection with the filing of Amendment No. 4 to Statement of Schedule 13D filed with the Securities and Exchange Commission on November 3, 2009 and (ii) that the foregoing Amendment No. 5 to Statement on Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this Amendment No. 5 to Statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint filing agreements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that it knows or has reason to believe that such information is inaccurate.
     IN WITNESS WHEREOF, the undersigned hereby executes this Joinder to Joint Filing Agreement as of this 17th day of November, 2009.

Family Dog, LLC
/s/ Troy Lowrie
Troy Lowrie, President

FD Acquisition Co.
/s/ Troy Lowrie
Troy Lowrie, President